[EXECUTION COPY]

CREDIT AND SECURITY AGREEMENT

between

COPPERWELD BIMETALLICS LLC

and

REGIONS BANK

Dated as of
August 31, 2010

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the "**Agreement**") dated as of August 31, 2010 is entered into between **COPPERWELD BIMETALLICS LLC**, a Delaware limited liability company (the "**Borrower**"), and **REGIONS BANK**, an Alabama banking corporation (the "**Lender**").

WHEREAS, Borrower has requested that Lender make available to Borrower credit facilities including (a) a Revolving Facility in a maximum principal amount at any time of Two Million Five Hundred Thousand Dollars ($2,500,000) and (b) a Term Facility in an amount of up to Six Million Five Hundred Thousand Dollars ($6,500,000), the proceeds of which shall be used by Borrower to provide for the Borrower's ongoing working capital needs and general corporate purposes; and

WHEREAS, Lender is willing to make the Credit Facility available to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower and Lender hereby agree as follows:

I. DEFINITIONS

1.1 General Terms

For purposes of this Agreement, in addition to the definitions above and elsewhere in this Agreement, the terms listed in Appendix A and Annex I hereto shall have the meanings given such terms in Appendix A and Annex I, which are incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined herein shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, Annex I, any agreement, contract or instrument referred to herein or in Appendix A or Annex I shall mean such agreement, contract or instrument as modified, amended, restated or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A, Annex I or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP. References herein to "Central Time" shall mean central standard time or daylight savings time as in effect on any date of determination in Nashville, Tennessee.

II. ADVANCES, PAYMENT AND INTEREST, AND LETTERS OF CREDIT

2.1 The Credit Facilities

(a) **Revolving Facility**. Subject to the provisions of this Agreement, Lender shall make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed the lesser of (a) the Revolving Facility Cap, and (b) the Revolving Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Revolving Availability for Advances shall be made by Lender in its Permitted

Discretion and is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $10,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the lesser of (i) the sum of (A) eighty-five percent (85%) of the Eligible Receivables, plus (B) ninety percent (90%) of Eligible Foreign Receivables, plus (C) fifty percent (50%) of the Eligible Inventory valued at the lower of cost or market value, on a first in, first out basis, or (ii) the Revolving Facility Cap, minus, (iii) if applicable, amounts adjusted or reserved pursuant to Section 2.1(c) of this Agreement (such calculated amount being referred to herein as the "**Revolving Availability**"), all as set forth in a Borrowing Certificate. Advances under the Revolving Facility automatically shall be made for the payment of interest on the Loan and other Obligations on the date when due to the extent available and as provided for herein.

(b) **Term Facility**. Subject to the provisions of this Agreement, upon Closing, Lender shall loan to Borrower the lesser of (i) the amount of Six Million Five Hundred Thousand Dollars ($6,500,000), or (ii) the sum of (A) eighty-five percent (85%) of the Real Estate Value, plus (B) eighty-five percent (85%) of the Equipment Value (the "**Term Facility**"), which shall be repaid pursuant to the terms of this Agreement and the Notes in one hundred twenty (120) equal monthly payments of principal plus interest, amortized over ten (10) years, to be paid on the first day of each calendar month.

(c) Lender has established the above-referenced advance rates for Availability and, in its Permitted Discretion, may further adjust the Availability and such advance rates by applying percentages (known as "dilution factors") to Eligible Receivables based upon Borrower's actual recent collection history in a manner consistent with Lender's underwriting practices and procedures applied currently, or to be applied in the future, to Lender's customers other than Borrower, including without limitation Lender's review and analysis of, among other things, Borrower's historical returns, rebates, discounts, credits and allowances (collectively, the "**Dilution Items**"). Such dilution factors and the advance rates for Availability may be adjusted by Lender throughout the Term as warranted by Lender's underwriting practices and procedures in its Permitted Discretion. Also, Lender shall have the right to establish from time to time, in its Permitted Discretion, reserves against the Revolving Availability, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

(d) Notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility and the outstanding balance under the Term Facility shall not exceed Nine Million Dollars ($9,000,000).

2.2 The Loans; Maturity

All amounts outstanding under the Loans and other Obligations shall be due and payable in full, if not earlier in accordance with this Agreement, on the earlier of (i) the occurrence of an Event of Default if required pursuant hereto or Lender's demand upon an Event of Default and (ii) the last day of the Term (such earlier date being the "**Maturity Date**").

2.3 Interest on the Facility

(a) **Interest on Revolving Advances**. Interest on outstanding Revolving Advances (excluding Revolving Advances attributed to outstanding, undrawn Letters of Credit) shall be payable monthly in arrears on the first day of each calendar month at a per annum rate of interest equal to the LIBOR Rate plus the Applicable Margin; provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, interest shall be calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period.

Interest accrued on each Revolving Advance shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.6, commencing October 1, 2010, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.

(b) **Interest on Term Facility**. Interest on the outstanding principal balance of the Term Facility shall be payable monthly in arrears on the first day of each calendar month at a per annum rate of interest equal to the LIBOR Rate plus the Applicable Margin; provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, interest shall be calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on the Term Facility shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.5 and Section 2.6, commencing October 1, 2010, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations and termination of this Agreement.

2.4 Credit Facility Disbursements; Requirement to Deliver Borrowing Certificate

So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Central Time) at least one but not more than four Business Days before the proposed borrowing date of such requested Advance (the "**Borrowing Date**"), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2; and (iv) specify the amount of any recoupments of any third party payor being sought, requested or claimed, or, to Borrower's knowledge, threatened against Borrower or Borrower's Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, within 10 days of the close of each month during the Term (and more frequently if Lender shall so request in its Permitted Discretion) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate. If as of any date of determination, the date of the most recent Borrowing Certificate is more than five Business Days before such determination date, the Revolving Availability shall be determined by Lender in its Permitted Discretion, which shall be final and binding upon Borrower. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the Borrower's account(s) as set forth on Schedule 2.4, in all cases for credit to the Borrower (or to such other account as to which the Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (Central Time).

The proceeds of the Term Facility will be disbursed on the Closing Date hereof upon the satisfaction of all conditions precedent set forth herein.

2.5 Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox

Borrower shall maintain one or more lockbox accounts (individually and collectively, the "**Lockbox Account**") with Lender, and shall execute with Lender one or more agreements acceptable to Lender (individually and collectively, the "**Lockbox Agreement**"), and such other agreements related thereto as Lender, in its Permitted Discretion, may require. Borrower shall ensure that all collections of Borrower's trade accounts receivable (including all Eligible Accounts) are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lender immediately will transfer all funds paid into the Lockbox

Accounts into Borrower's account maintained at Lender designated as the "Concentration Account" on Schedule 2.4 attached hereto (the "**Concentration Account**"). To the extent that any of Borrower's trade accounts receivable (including all Eligible Accounts) are not sent directly to the appropriate Lockbox Account, but are received by Borrower or any of Borrower's Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and promptly remitted (and in any event within five (5) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. So long as no Event of Default shall have occurred and be continuing, Borrower shall have access to all of its deposit accounts maintained at Lender and may withdraw, transfer, or otherwise use the funds on deposit therein in any manner not in contravention of this Agreement.

2.6 Promise to Pay; Manner of Payment

Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. All payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset or counterclaim, in U.S. Dollars, in immediately available funds to such account as may be indicated in writing by Lender to Borrower from time to time. Any such payment received after 2:00 p.m. (Central Time) on the date when due shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.7 Repayment of Excess Advances

Any balance of Revolving Advances under the Revolving Facility outstanding at any time in excess of the lesser of the Revolving Facility Cap or the Revolving Availability shall be immediately due and payable by Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.6.

2.8 Payments by Lender

Should any amount required to be paid under any Loan Document be unpaid, such amount may be paid by Lender, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Lender by way of direct payment of the relevant amount, interest or Obligations. No payment or prepayment of any amount by Lender or any other Person shall entitle any Person to be subrogated to the rights of Lender under any Loan Document unless and until the Obligations have been fully performed and paid irrevocably in cash and this Agreement has been terminated. Any sums expended by Lender as a result of Borrower's failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

2.9 Grant of Security Interest; Collateral

(a) To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Obligations, Borrower hereby grants to Lender, for the benefit of the holders of the Obligations, a continuing security interest in, a Lien upon, and a right to set off against, and pledges to Lender any and all right, title and interest in and to all of the following, whether now owned or existing or owned, acquired, or arising hereafter and including any leasehold interest therein (collectively, and each individually, the "**Collateral**"), which security interest is intended to be a first priority security interest:

(i) all Accounts;

(ii) all cash and currency;

(iii) all Chattel Paper;

(iv) those certain Commercial Tort Claims set forth on Schedule 2.9 hereto;

(v) all copyrights, trademarks, patents and all other intellectual property;

(vi) all Deposit Accounts;

(vii) all Documents;

(viii) all Electronic Chattel Paper;

(ix) all Equipment (excluding the Motor Vehicles);

(x) all Fixtures;

(xi) all General Intangibles;

(xii) all Instruments;

(xiii) all Inventory;

(xiv) all Investment Property;

(xv) all Letter-of-Credit Rights;

(xvi) all Supporting Obligations;

(xvii) all Real Property; and

(xviii) all Accessions and all Proceeds of any and all of the foregoing.

(b) Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term "Collateral" shall not include, any General Intangibles of Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been

obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term "Collateral" shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term "Collateral."

(c) Notwithstanding the foregoing provisions of this Section 2.9, such grant of a security interest shall not extend to, and the term "Collateral" shall not include, any Equity Interests owned or held by Borrower in any Foreign Subsidiary (including Borrower's interest in Copperweld Bimetallics UK, LTD., the Brazil Joint Venture, and any foreign entities formed on connection with the Brazil Joint Venture).

(d) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements and the recordation of the appropriate security agreements in the United States Patent and Trademark Office and/or the United States Copyright Office, proper delivery to Lender of any original stock certificates pledged to Lender and evidence of registration of Lender's Lien in any Equity Interests of each Subsidiary of Borrower pledged to Lender, as applicable pursuant to any Stock Pledge Agreement, and notation of Lender's Lien on the titles evidencing Borrower's ownership in any of Borrower's vehicles that constitute Collateral, without any further action, Lender will have a good, valid and perfected first priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Lender, and/or (ii) in connection with Permitted Liens.

2.10 Collateral Administration

(a) All Collateral (except Deposit Accounts and, subject to the limitations on transfer set forth in Section 7.10(f), the Brazil Equipment) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto and shall not, without thirty (30) calendar days prior written notice to Lender, be moved therefrom, and in any case shall not be moved outside the continental United States except as expressly set forth herein.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit such records to Lender on such periodic bases as Lender may reasonably request. In addition, if Accounts of Borrower in an aggregate face amount in excess of $25,000 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Eligible Receivables, Borrower shall notify Lender of such occurrence within five (5) Business Days following such occurrence and the Revolving Availability shall thereupon be adjusted to reflect such occurrence. If requested by Lender, Borrower shall execute and deliver to Lender formal written assignments of all of its Accounts weekly or daily as Lender may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower, but shall be available to Borrower upon Borrower's written request.

(c) At such times as Lender may determine in its Permitted Discretion, or at any time during the occurrence of a Default or an Event of Default, any of Lender's officers, employees, representatives or agents, or any third party field examination firm designated by Lender, shall have the right, at Borrower's expense, at any time during normal business hours, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

(d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors owing Accounts to Borrower that their Accounts have been assigned to Lender and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to Borrower.

(e) As and when determined by Lender in its Permitted Discretion, Lender will perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), all at Borrower's expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of Borrower and the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business or assets; (ii) lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

(f) Borrower (i) shall provide prompt written notice to each Account Debtor with respect to Borrower's trade accounts receivable that Lender has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor and shall direct each Account Debtor to make payments to the appropriate Lockbox Account, and Borrower hereby authorizes Lender, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (ii) shall do anything further that may be lawfully required by Lender to create and perfect Lender's lien on any collateral, give permission by third parties to access the Collateral and effectuate the intentions of the Loan Documents. Lender will provide notice to Borrower of any notices or directions sent by Lender to Account Debtors pursuant to clause (i) above. At Lender's request, Borrower shall immediately deliver to Lender all items for which Lender must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.

2.11 Power of Attorney

Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Lender to act as such) with full power of substitution to do the following: (i) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on its Accounts; (ii) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Collateral or to perfect Lender's security interest or lien in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Lockbox Account, Lender, as the irrevocably made, constituted and appointed true and lawful attorney for Borrower pursuant to this paragraph, may, by the signature or other act of any of Lender's officers or authorized

signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Lockbox Account.

2.12 Evidence of Loans

(a) Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to Lender resulting from each Loan made by Lender from time to time, including without limitation, the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(b) The entries made in the electronic or written records maintained pursuant to this Section 2.12 shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of the Lender to maintain such records or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans or Obligations in accordance with their terms.

(c) Lender will account to Borrower monthly with a statement of Advances under the Revolving Facility, and any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Lender shall be deemed final, binding and conclusive unless Lender is notified by Borrower in writing to the contrary within thirty (30) calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(d) The Borrower agrees that:

(i) upon written notice by Lender to the Borrower that a promissory note or other evidence of indebtedness is requested by Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, Lender, the Borrower shall promptly (and in any event within three (3) Business Days of any such request) execute and deliver to Lender an appropriate promissory note or notes in form and substance reasonably acceptable to the Lender and Borrower, payable to the order of Lender or in a principal amount equal to the amount of the Loans owing or payable to Lender;

(ii) all references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to the Borrower for cancellation) hereunder, as the same may be amended, modified, divided, supplemented and/or restated from time to time; and

(iii) upon Lender's written request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to the Borrower within a reasonable period of time after Lender's receipt of the replacement notes.

2.13 Letters of Credit

(a) Subject to the terms and conditions hereof, Lender agrees to issue letters of credit ("**Letters of Credit**") for the account of the Borrower on any Business Day prior to the date which is five Business Days prior to the Maturity Date in such form as may be approved from time to time by Lender; provided that Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such

issuance, the aggregate amount of the Revolving Availability would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause Lender to exceed any limits imposed by, any applicable laws.

(c) Borrower may from time to time request that Lender issue a Letter of Credit by delivering to Lender at its address for notices specified herein an application therefor, in such form as Lender shall require, completed to the satisfaction of Lender in its Permitted Discretion, and such other certificates, documents and other papers and information as Lender may reasonably request. Upon receipt of any application, Lender will process such application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by Lender and Borrower. Lender shall furnish a copy of such Letter of Credit to Borrower promptly following the issuance thereof.

(d) Borrower will pay a fee on the aggregate drawable amount of (i) each outstanding standby Letter of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Advances under the Revolving Credit facility, payable in advance, upon the issuance, renewal, or extension of such standby Letter of Credit, and (ii) each outstanding trade Letter of Credit at such rate or in such amount, and at such time, as Lender may determine in its Permitted Discretion. In addition to the foregoing fees, Borrower shall pay or reimburse Lender for such normal and customary costs and expenses as are incurred or charged by Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) The Borrower agrees to reimburse Lender on each date on which Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by Lender for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by Lender in connection with such payment (the amounts described in the foregoing clauses (i) and (ii) in respect of any drawing, collectively, the "**Payment Amount**"). Each such payment shall be made to Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable payment by Lender until payment in full at the Applicable Rate. Each drawing under any Letter of Credit shall constitute a request by the Borrower to Lender for a borrowing pursuant to Section 2.1(a) for a Revolving Advance in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which an Advance under the Revolving Credit Facility could be made, pursuant to Section 2.1, if Lender had received a notice of such Advance at the time of such drawing under such Letter of Credit.

(f) Borrower's obligations under this Section 2.13 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with Lender that Lender shall not be responsible for, and the Borrower's reimbursement obligations hereunder shall not be affected by, among other things, the

validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Borrower against any beneficiary of such Letter of Credit or any such transferee. Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in accordance with the standards or care specified in the Uniform Commercial Code of the State of Tennessee, shall be binding on the Borrower and shall not result in any liability of Lender to the Borrower.

(g) If any draft shall be presented for payment under any Letter of Credit, Lender shall promptly notify Borrower of the date and amount thereof. The responsibility of Lender to Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h) To the extent that any provision of any application related to any Letter of Credit is inconsistent with the provisions of this Section 2.13, the provisions of this Section 2.13 shall apply.

III. FEES AND OTHER CHARGES

3.1 Commitment Fee

On or before the Closing Date, Borrower shall pay to Lender a nonrefundable commitment fee equal to the greater of (i) one percent (1%) of the Credit Facility, or (ii) Ninety Thousand Dollars ($90,000), which amount shall be fully earned and payable on the Closing Date.

3.2 Unused Line Fee

Borrower shall pay to Lender monthly an unused line fee (the "**Unused Line Fee**") in an amount equal to the Applicable Non-use Basis Points per annum on the difference derived by subtracting (i) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month (excluding Revolving Advances attributed to outstanding, undrawn Letters of Credit), from (ii) the Revolving Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month (starting with the month in which the Closing Date occurs).

3.3 Computation of Fees; Lawful Limits

All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is

greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.3 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

3.4 Default Rate of Interest

Upon the occurrence and during the continuation of an Event of Default, if Lender has so elected, the Applicable Rate in effect at such time with respect to the Obligations shall be increased by 2.0% per annum (the "**Default Rate**").

IV. CONDITIONS PRECEDENT

4.1 Conditions to Initial Advance and Closing

The obligations of Lender to consummate the transactions contemplated herein and to make the initial Advances under the Revolving Facility and the Term Facility (collectively the "**Initial Advance**") are subject to the satisfaction, in the sole judgment of Lender, of the following:

(a) Borrower and Guarantor, respectively, shall have delivered to Lender, all in form and substance satisfactory to Lender, (A) the Loan Documents to which it is a party, each duly executed by an authorized officer of such Person and the other parties thereto, and (B) a Borrowing Certificate for the Initial Advance under the Revolving Facility executed by an authorized officer of Borrower;

(b) all in form and substance satisfactory to Lender in its sole discretion, Lender shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Lender in its Permitted Discretion, and such reports shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Lender to be filed, registered or recorded to create in favor of Lender, a perfected first priority and only security interest (other than Permitted Liens) upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c) Lender shall have received (i) the Charter and Good Standing Documents of Borrower and Guarantor, all in form and substance acceptable to Lender, (ii) certificates of the corporate secretary or assistant secretary of Borrower and Guarantor, respectively, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents, in form and substance acceptable to Lender, and (iii) the written legal opinion of counsel in the United States for Borrower, in form and substance satisfactory to Lender and its counsel;

(d) Lender shall have received certificates of the chief financial officer, chief executive officer or President (or, in the absence of any of the above, an executive officer acceptable to Lender in its Permitted Discretion) of Borrower and Guarantor, respectively, in form and substance satisfactory to Lender (each, a "**Solvency Certificate**"), certifying (i) the solvency of such Person after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to such Person's financial resources and ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance and after giving effect to such transactions and Indebtedness: (A) the assets of such Person, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such

Person, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to such Person;

(e) Lender or a third party designated by Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to Lender, of the Collateral, the financial statements and the books, records, business, obligations, financial condition, operational state, environmental compliance, and credit worthiness of Borrower and of Guarantor, and each such Person shall have demonstrated to Lender's satisfaction that (i) its operations comply, in all respects deemed material by Lender, in its sole judgment, with all applicable federal, state, foreign and local laws, statutes and regulations, (ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Lender, in its sole judgment, and (iii) it has no liability (whether contingent or otherwise) that is deemed material by Lender, in its sole judgment;

(f) Lender shall have received all fees, charges and expenses payable to Lender on or prior to the Closing Date pursuant to the Loan Documents;

(g) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Landlord Waivers with respect to any and all leases set forth on Schedule 5.4, inventory process letters, consignment agreements, deposit account control agreements, securities account control agreements from such third parties as Lender and its counsel shall determine are necessary or desirable, in their Permitted Discretion, with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower or the Collateral;

(h) Borrower shall be in compliance with Section 6.5, and Lender shall have received copies of all insurance policies or binders, original certificates of all insurance policies of Borrower confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and endorsements of such policies issued by the applicable insurers and in each case and naming Lender as loss payee or additional insured, as appropriate;

(i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower and the terms and conditions of Indebtedness and equity) shall be satisfactory to Lender;

(j) [intentionally omitted];

(k) Lender shall have issued internal credit approval of the Credit Facility, which approval shall be in Lender's sole discretion;

(l) [intentionally omitted];

(m) Lender shall have received such other documents, certificates, information or legal opinions as Lender may reasonably request, all in form and substance reasonably satisfactory to Lender and its counsel;

(n) No Default or Event of Default shall exist on the Closing Date, after giving effect to all of the extensions of credit to be made to Borrower on the Closing Date;

(o) Lender shall have received, in form and substance satisfactory to Lender, (i) interim financial statements for the most recent monthly period ending at least thirty (30) days before the Closing Date, (ii) internally prepared projections on a month-by-month basis for the remainder of fiscal year 2010, and (iii) such other financial information with respect to Borrower, Guarantor, or any of Borrower's Affiliates as Lender may reasonably request; and

(p) except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower or Guarantor of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect or Material Adverse Change.

(q) Lender shall have received, in form and substance satisfactory to Lender, the Real Estate Appraisal and the Equipment Appraisal.

(r) Lender shall have received, and the title insurance company issuing the policy referred to in Section 4.1(s) below (the "**Title Insurance Company**") shall have received, maps or plats of an as-built survey of the site of the Real Property, certified to Lender and the Title Insurance Company in a manner satisfactory to them, dated not more than 30 days prior to the Closing Date unless the Title Insurance Company has agreed to delete its survey disclosure exception on the basis of an earlier survey and such survey is, in any event, believed to accurately represent the improvements now existing, by an independent professional licensed land surveyor satisfactory to Lender and the Title Insurance Company.

(s) Lender shall have received in respect of the Real Property, a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance insuring the Lien of the Deed of Trust. Such policy shall (i) be in the amount of the Term Facility; (ii) be issued at ordinary rates; (iii) insure that the Deed of Trust insured thereby creates a valid first Lien on, and security interest in, such Real Property free and clear of all defects and encumbrances, except for Permitted Liens disclosed therein; (iv) name Lender as the insured thereunder; (v) be in the form of ALTA Loan Policy - 2006 form (or equivalent policy); (vi) contain such endorsements and affirmative coverage as Lender may reasonably request in form and substance acceptable to Lender, including, without limitation (to the extent applicable with respect to such Real Property and available in the jurisdiction in which such Real Property is located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; access coverage; separate tax parcel coverage; contiguity coverage; usury; doing business; subdivision; environmental protection lien; and such other endorsements as Lender shall reasonably require in order to provide insurance against specific risks identified by Lender in connection with such Real Property, and (vii) be issued by title companies satisfactory to Lender (including any such title companies acting as co-insurers or reinsurers, at the option of Lender). Lender shall have received evidence satisfactory to it that all premiums in respect of such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid. Lender shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this <u>Section 4.1(s)</u> and a copy of all other material documents affecting the Real Property.

(t) If requested by Lender, Lender shall have received (i) a policy of flood insurance that (A) covers the Real Property (B) is written in an amount not less than the outstanding principal amount of the Term Facility or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not later than the maturity of the Indebtedness secured by the Deed of Trust, and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board of Governors of the Federal Reserve System of the United States (or any successor).

4.2 Conditions to Each Advance

The obligations of Lender to make any Advance (including, without limitation, the Initial Advance) are subject to the satisfaction, in the reasonable judgment of Lender, of the following additional conditions precedent:

(a) Borrower shall have delivered to Lender a Borrowing Certificate for the Advance executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date of such Advance that the conditions contained in this Section 4.2 have been satisfied;

(b) each of the representations and warranties made by Borrower in or pursuant to this Agreement shall be accurate, before and after giving effect to such Advance, and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the Advance under the Revolving Facility on such date;

(c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of the Revolving Advances shall not exceed either of (x) the Revolving Availability or (y) the Revolving Facility Cap;

(d) except as disclosed in the historical financial statements, there shall be no liabilities or obligations with respect to Borrower or Guarantor of any nature whatsoever which, either individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect;

(e) Lender shall have received all fees, charges and expenses payable to Lender on or prior to such date pursuant to the Loan Documents;

(f) all in form and substance satisfactory to Lender in its Permitted Discretion, Lender shall have received such consents, approvals and agreements, including, without limitation, any applicable Warehouse Waivers and Consents with respect to any and all leases, warehouses and other locations set forth on Schedule 5.4, from such third parties as Lender and its counsel shall determine are necessary or desirable in Lender's Permitted Discretion with respect to (i) the Loan Documents and/or the transactions contemplated thereby, and/or (ii) claims against Borrower, Guarantor, or the Collateral; and

(g) all of the Loan Documents shall be and remain in full force and effect.

V. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof, the Closing Date, and each Borrowing Date as follows:

5.1 Organization and Authority

Borrower is duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (i) has all requisite corporate or entity power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite power and authority (A) to execute, deliver and perform the Loan Documents to which it is a party, (B) to borrow hereunder, (C) to consummate the transactions contemplated under the Loan Documents, and (D) to grant the Liens with regard to the Collateral pursuant to the Security Documents to which it is a party. Borrower is not an

"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such an "investment company."

5.2 Loan Documents

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and the consummation of the transactions contemplated thereby, (i) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower; (ii) do not violate any provisions of (A) applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower or any of its properties, or (C) the certificate of incorporation or bylaws (or any other equivalent governing agreement or document) of Borrower, or any agreement between Borrower and its stockholders, members, partners or equity owners or among any such stockholders, members, partners or equity owners; (iii) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound; (iv) except as set forth therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (v) except as set forth on Schedule 5.2, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3 Subsidiaries, Capitalization and Ownership Interests

Except as listed on Schedule 5.3, Borrower has no Subsidiaries. Schedule 5.3 states the authorized and issued capitalization of Borrower, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of Borrower and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). The ownership interests of Borrower are not certificated, the documents relating to such interests do not expressly state that the interests are governed by Article 8 of the Uniform Commercial Code, and the interests are not held in a securities account. The outstanding equity securities and/or ownership, voting or partnership interests of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and each Person listed on Schedule 5.3 owns beneficially and of record all the equity securities and/or ownership, voting or partnership interests it is listed as owning free and clear of any Liens other than Liens created by the Security Documents. Schedule 5.3 also lists the directors, members, managers and/or partners of Borrower. Except as listed on Schedule 5.3, Borrower does not own an interest in, participate in or engage in any joint venture, partnership or similar arrangements with any Person.

5.4 Properties

Borrower (i) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets, including the Collateral, whether personal or real, subject to no transfer restrictions or Liens of any kind except for Permitted Liens, and (ii) is in compliance in all material respects with each lease to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other assets or

property that are leased or licensed by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets all warehouses, fulfillment houses or other locations at which any of Borrower's Inventory is located. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect.

5.5 Other Agreements

Except as listed on Schedule 5.5, Borrower is not (i) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which would affect its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (ii) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect; or (iii) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, management or service fee with respect to, the ownership, operation, leasing or performance of any of its business or any facility, nor is there any manager with respect to any such facility.

5.6 Litigation

Except as listed on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against Borrower that (i) questions or could prevent the validity of any of the Loan Documents or the right of Borrower to enter into any Loan Document or to consummate the transactions contemplated thereby, (ii) would reasonably be likely to be or have, either individually or in the aggregate, any Material Adverse Change or Material Adverse Effect, or (iii) would reasonably be likely to result in any Change of Control or other change in the current ownership, control or management of Borrower. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit, proceeding or investigation initiated by Borrower currently pending. Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor.

5.7 Environmental Matters

Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws and Environmental Permits; and (ii) reasonably believe that compliance with all applicable Environmental Laws and Environmental Permits that are or are expected to become applicable to or required by any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by Borrower or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been transported for re-use or recycling or for treatment, storage, or disposal) which could reasonably be

expected to (i) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, or (ii) interfere with Borrower's continued operations, or (iii) impair the fair saleable value of any real property owned or leased by Borrower.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which Borrower, or to the knowledge of Borrower will be, named as a party that is pending or, to the knowledge of Borrower, threatened.

(d) Borrower has not received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

5.8 Potential Tax Liability; Tax Returns; Governmental Reports

(a) Except as disclosed in Schedule 5.8, Borrower (i) has not received any oral or written communication from the Internal Revenue Service with respect to any investigation or assessment relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) is not aware of any year which remains open pending tax examination or audit by the IRS, and (iii) is not aware of any information that could give rise to an IRS tax liability or assessment.

(b) Borrower (i) has filed all federal, state, foreign (if applicable) and local tax returns and other reports which are required by law to be filed by Borrower, (ii) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower is currently contesting in good faith with adequate reserves under GAAP, which contested items are described on Schedule 5.8.

5.9 Financial Statements and Reports

All financial statements and financial information relating to Borrower and to Guarantor that have been or may hereafter be delivered to Lender by Borrower are accurate and complete in all material respects and have been prepared in accordance with GAAP consistently applied with prior periods (except that interim statements do not contain footnotes or year-end adjustments). Borrowers have no material obligations or liabilities of any kind not disclosed in such financial information or statements, and since the date of the most recent financial statements submitted to Lender, there has not occurred any Material Adverse Change, Material Adverse Effect to Borrower's knowledge, any other event or condition that would reasonably be likely to have a Material Adverse Effect.

5.10 Compliance with Law

Borrower (i) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to Borrower and/or Borrower's business, assets or operations, including, without limitation, ERISA, and (ii) is not in violation of any order of any Governmental Authority or other board or tribunal, except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice that Borrower is not in compliance in any respect with any of the requirements of any of the foregoing. Borrower has (a) not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) not failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) no knowledge of any amounts due but unpaid to the Pension Benefit Guaranty Corporation, or of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) no fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (e) not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.

5.11 Intellectual Property

Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, and all Intellectual Property existing as of the Closing Date, except for "shrink-wrapped" software and Intellectual Property not reasonably necessary to the operation of Borrower's business, is set forth on Schedule 5.11. To the knowledge of the Borrower, no material claim has been asserted or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, the use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any respect that could reasonably be expected to have a Material Adverse Effect.

5.12 Licenses and Permits; Labor

Borrower is in compliance with and has all Permits and Intellectual Property necessary or required by applicable law or Governmental Authority for the operation of its businesses. All of the foregoing are in full force and effect and not in known conflict with the rights of others. Borrower is not (i) in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period would reasonably be likely to have a Material Adverse Effect, (ii) a party to or subject to any agreement, instrument or restriction that is so unusual or burdensome that it might have a Material Adverse Effect, and/or (iii) and has not been, involved in any labor dispute, strike, walkout or union organization which would reasonably be likely to have a Material Adverse Effect.

5.13 No Default

There does not exist any Default or Event of Default or any event, fact, condition or circumstance which, with the giving of notice or passage of time or both, would constitute or result in a Default or Event of Default.

5.14 Disclosure

No Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the statements therein not materially misleading. There is no fact known to Borrower which has not been disclosed to Lender in writing which would reasonably be likely to have a Material Adverse Effect.

5.15 Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated by the Loan Documents or as otherwise set forth on Schedule 5.15A, Borrower (i) has no outstanding Indebtedness (other than Permitted Indebtedness), (ii) is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, or (iii) does not own or hold any equity or long-term debt investments in, and does not have any outstanding advances to or any outstanding guarantees for the obligations of, or any outstanding borrowings from, any Person. Borrower has performed all material obligations required to be performed by Borrower pursuant to or in connection with any items listed on Schedule 5.15A and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a breach, default or event of default thereunder. Schedule 5.15B sets forth all Indebtedness with a maturity date during the Term of the Loan, and identifies such maturity date.

5.16 Other Agreements

Except as set forth on Schedule 5.16, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower's officers, members, managers, directors, stockholders, partners, other interest holders, employees or Affiliates or any members of their respective immediate families (other than employment agreements in Borrower's ordinary course of business and other agreements that reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power), and (ii) none of the foregoing Persons are directly or indirectly, indebted to or have any direct or indirect ownership, partnership or voting interest in, to Borrower's knowledge, any Affiliate of Borrower or any Person that competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower.

5.17 Insurance

Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies are listed and described on Schedule 5.17.

5.18 Names; Location of Offices, Records and Collateral

During the preceding five years, Borrower has not conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower is the sole owner of all of its names listed on Schedule 5.18A, and any and all business done and invoices issued in such names are Borrower's sales, business and invoices. Each trade name of Borrower represents a division or trading style of Borrower. Borrower maintains its places of business and chief executive offices only at the locations set forth on Schedule 5.18B, and all Accounts of Borrower arise, originate and are located, and all of the Collateral, including Inventory and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall only be located, in and at such locations. All of the Collateral is located only in the continental United States.

5.19 Non-Subordination

The Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20 Accounts and Inventory

(a) In determining which Accounts are Eligible Receivables, Lender may rely on all statements and representations made by Borrower with respect to any Account. Unless otherwise indicated in writing to Lender, (i) each Account of Borrower is genuine and in all respects what it purports to be and is not evidenced by a judgment, (ii) each Account of Borrower arises out of a completed, bona fide sale and delivery of goods or rendering of services by Borrower in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certifications, participations and other documents relating thereto or forming a part of the contract between Borrower and the Account Debtor, (iii) each Account of Borrower is for a liquidated amount maturing as stated in a claim or invoice covering such sale of goods or rendering of services, a copy of which has been furnished or is available to Lender, (iv) each Account of Borrower together with Lender's security interest therein, is not and will not be in the future, subject to any offset, lien, deduction, defense, dispute, counterclaim or other adverse condition, is absolutely owing to Borrower and is not contingent in any respect or for any reason, (v) there are no facts, events or occurrences which in any way impair the validity or enforceability of any Account of Borrower or tend to reduce the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto, (vi) (A) the Account Debtor under each Account of Borrower had the capacity to contract at the time any contract or other document giving rise thereto was executed and (B) each such Account Debtor is solvent, (vii) there are no proceedings or actions which are threatened or pending against any Account Debtor under any Account of Borrower which might result in any Material Adverse Change in such Account Debtor's financial condition or the collectability thereof, (viii) each Account of Borrower has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and is in compliance and conformance with any requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and, (ix) Borrower has obtained and currently has all Permits necessary in the generation of each Account of Borrower. Lender's sole remedy for any unintentional violation of the foregoing is to declare the applicable Account to be ineligible, provided that if such ineligibility would cause a Default or Event of Default, Lender shall have any remedy available to it herein or under any Loan Document. Furthermore, if, after an Account is declared ineligible, the balance of Revolving Advances is in excess of the lesser of the Revolving Facility Cap and the Revolving Availability (as calculated after the declaration of such Account being ineligible), such excess shall be immediately due and payable by Borrower, without the necessity of any demand, pursuant to Section 2.7 hereof.

(b) In determining which Inventory is Eligible Inventory, Lender may rely on all statements and representations made by Borrower with respect to any Inventory. Unless otherwise indicated in writing to Lender (including, without limitation, any Borrowing Certificate), (i) Borrower has at all times maintained correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory in all material respects, Borrower's cost therefore and daily withdrawals therefrom and additions thereto; (b) has not removed any Inventory from the locations set forth or permitted herein, except for sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) has produced, used, stored, shipped and maintained Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) except as set forth on Schedule 5.20, has not sold Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (e) has kept Inventory in good and marketable condition; and (f) has not acquired or accepted any Inventory on consignment or approval except as set forth on Schedule 5.20 and (g) has not permitted Inventory to be subject to any Lien except Liens in favor of Lender and *ad valorem* property taxes accrued with respect to such Inventory and not yet delinquent (if any). Lender's sole remedy for any unintentional violation of the foregoing is to declare the applicable Inventory to be ineligible, provided that if such ineligibility would cause a Default or Event of Default, Lender shall have any remedy available to it herein or under any Loan Document. Furthermore, if, after Inventory is declared ineligible, the balance of Revolving Advances is in excess of the lesser of the Revolving Facility Cap and the Revolving Availability (as calculated after the declaration of such Inventory being ineligible), such excess shall be immediately due and payable by Borrower, without the necessity of any demand, pursuant to Section 2.7 hereof.

5.21 Survival

Borrower makes the representations and warranties contained herein with the knowledge and intention that Lender is relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement and the making of the Advances under the Revolving Facility.

5.22 Real Property

(a) As of the Closing Date, Schedule 5.4 sets forth a true, complete and correct list of all Real Property in which Borrower owns or leases an interest, including a brief description thereof, including, in the case of leases, the street address, landlord name, tenant name, guarantor name, current rent amount, lease date and lease expiration date. Borrower has delivered to Lender true, complete and correct copies of all such leases.

(b) All Real Property and the current use thereof complies with all applicable laws (including building and zoning ordinances and codes), and Borrower is not a non-conforming user of such Real Property, and with all Insurance Requirements, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

(c) No Taking has been commenced or, to the best of Borrower's knowledge, is contemplated with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property.

(d) There are no current, pending or, to the best knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting any Real Property, nor are

there any contemplated improvements to such Real Property that may result in such special or other assessments.

(e) Borrower has not suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot. Each owned Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot.

(f) Borrower has obtained all permits (including assembly permits), licenses, variances and certificates required by applicable law to be obtained by Borrower and necessary to the use and operation of the Real Property, except where the failure to have such permits, licenses, variances and certificates could not reasonably be expected to have a Material Adverse Effect. The use being made of the Real Property is in conformity with the certificate of occupancy and/or such other permits, licenses, variances and certificates for such Real Property and any other reciprocal easement agreements restrictions, covenants or conditions affecting such Real Property, except where the failure to have such permits, licenses, variances and certificates could not reasonably be expected to have a Material Adverse Effect.

(g) All Real Property is free from structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.

(h) No Person has any possessory interest in any Real Property or right to occupy any Real Property except Borrower. There are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property, other than that held by Borrower pursuant to its lease of the Real Property located at 254 Cotton Mill Road, Fayetteville, Tennessee from the Industrial Development Board of the City of Fayetteville and Lincoln County, Tennessee.

(i) To the knowledge of Borrower, the Real Property has adequate rights of access to public ways to permit the Real Property to be used for its intended purpose and is served by installed, operating and adequate water, electric, gas, telephone, sewer, sanitary sewer and storm drain facilities. To the knowledge of Borrower, all public utilities necessary to the continued use and enjoyment of the Real Property as used and enjoyed on the Closing Date are located in the public right-of-way abutting the premises, and all such utilities are connected so as to serve such Real Property without passing over other property except for land of the utility company providing such utility service. All roads necessary for the full utilization of each Real Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property. All reciprocal easement agreements affecting any Real Property are in full force and effect, and Borrower is unaware of any defaults thereunder. Except for public streets and sidewalks, no Borrower uses or occupies any real property other than such Real Property.

(j) To the knowledge of Borrower, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant or encroaches on any easement or on any property owned by others, which violation or encroachment interferes with the use or could materially adversely affect the value of such building, structure or appurtenance or which encroachment is necessary for the operation of the business at any Real Property. All buildings, structures, appurtenances and equipment necessary for the use of each Real Property for the purpose for which it is currently being used are located on the real property encumbered by such Deed of Trust.

(k) No portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition.

5.23 Permits

(a) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) Borrower has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, Borrower and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (ii) to the knowledge of Borrower, all such Permits are in full force and effect, and Borrower has performed and observed all requirements of such Permits, (iii) to the knowledge of Borrower, no event has occurred which allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (iv) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to Borrower, or to the operation of any of its businesses or any property owned, leased or otherwise operated by Borrower, (v) Borrower reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of Borrower will be timely obtained and complied with, without material expense, and (vi) Borrower does not have any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit. No consent or authorization of, filing with, Permit from, or other act by or in respect of, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of, or enforcement of remedies (including, without limitation, foreclosure on the Collateral) pursuant to, this Agreement and the other Loan Documents other than consents and approvals of, and Permits (other than Environmental Permits) issued by, Governmental Authorities required in connection with any foreclosure on the Collateral pursuant to the Security Documents.

VI. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1 Financial Statements, Borrowing Certificate, Financial Reports and Other Information

(a) **Financial Reports**. In addition to providing the Borrowing Certificate in accordance with Section 2.4, Borrower shall furnish to Lender:

(i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Guarantor, audited annual consolidated financial statements of Guarantor, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, cash flows and shareholders' equity for such completed fiscal year, which shall be consistent with the format and presentation set forth on Annex III attached hereto, and which shall reconcile to the segment reporting section of the filings required of Guarantor by the Securities and Exchange Commission, which shall be consistent with the format and presentation set forth on Annex III attached hereto, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Lender in its Permitted Discretion (which shall include Frazer Frost, LLP) and accompanied by related management letters, if available, ("**Annual Financial Statement**");

(ii) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of Guarantor, unaudited consolidated financial statements of Guarantor consisting of a balance sheet and statements of income, cash flows and shareholders' equity as of the end of the immediately preceding fiscal quarter, including segment reporting required by Guarantor by the Securities and Exchange Commission, which shall be consistent with the format and presentation set forth on Annex III attached hereto;

(iii) concurrently with the delivery of financial statements required by sections 6.1(a)(i) and 6.1(a)(ii) above, Borrower shall furnish to Lender or shall cause Guarantor to furnish to Lender unaudited consolidating financial statements of Guarantor consisting of a balance sheet and statements of income, cash flows and shareholders' equity as of the end of the immediately preceding fiscal quarter which shall reconcile to the segment reporting section of the filings required of Guarantor by the Securities and Exchange Commission; and

(iv) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of Borrower, unaudited consolidated and consolidating financial statements of Borrower and its Subsidiaries consisting of a balance sheet and statements of income, and cash flows as of the end of the immediately preceding fiscal quarter.

All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods and shall be in all respects satisfactory to Lender in form and substance (except that statements delivered pursuant to Sections 6.1(a)(ii), (iii) and (iv) need not contain footnotes or year-end adjustments).

(b) **Other Materials**. Borrower shall furnish to Lender as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below: (i) copies of such financial statements as requested by Lender in its Permitted Discretion (other than those required to be delivered pursuant to Section 6.1(a)) prepared by, for or on behalf of Borrower and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time as requested by Lender in its Permitted Discretion, (iii) copies of licenses and permits required by any applicable federal, state, foreign or local law, statute ordinance or regulation or Governmental Authority for the operation of its business, (iv) within ten (10) calendar days after the end of each calendar month for such month, (1) a sales and collection report, (2) an accounts receivable and accounts payable aging schedule, including a report of sales, credits issued and collections received, (3) an Inventory report in form and detail satisfactory to Lender (each such report to include a list of Borrower's Inventory by location and type), and (4) a dilution report detailing dilutive credits for the month with transaction ledger support, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (v) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of Borrower or any of its Affiliates and copies of each management control letter provided by such independent accountants, (vi) within fifteen (15) calendar days after the execution thereof, a copy of any contracts with the federal government or with a Governmental Authority in the State of New York, Vermont or Washington, and (vii) such additional information, documents, statements, reports and other materials as Lender may reasonably request from a credit or security perspective or otherwise from time to time.

(c) **Notices**. Borrower shall promptly, and in any event within two (2) calendar days after any executive officer of Borrower obtains knowledge thereof, notify Lender in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative proceeding brought or initiated by Borrower or Guarantor or otherwise affecting or

involving or relating to Borrower or Guarantor or any of its property or assets to the extent (A) the amount in controversy exceeds $50,000, or (B) to the extent any of the foregoing seeks injunctive or declarative relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that would reasonably be likely to have a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower or Guarantor, (v) any matter(s) affecting the value, enforceability or collectability of any material amount of the Collateral, including, without limitation, claims or disputes in the amount of $10,000 or more, singly or in the aggregate, in existence at any one time, (vi) any notice of a default or an event, fact, circumstance or condition that with the giving of notice and/or the passage of time would constitute or result in a default given by Borrower or Guarantor to any other lender of Borrower or Guarantor, which notice to Lender shall be accompanied by a copy of the applicable notice given to the other Lender, (vii) receipt of any notice or request from any Governmental Authority or governmental payor regarding any liability or claim of liability, (viii) any Account becoming evidenced or secured by an Instrument or Chattel Paper, and/or (ix) receipt of any notice from any Account Debtor under a material contract notifying Borrower of a material breach under or termination of such contract.

(d) **Consents**. Borrower shall obtain and deliver from time to time all required consents, approvals and agreements from such third parties as Lender shall determine, in its Permitted Discretion, are necessary or desirable, each of which must be satisfactory to Lender in its Permitted Discretion, with respect to (i) the Loan Documents and the transactions contemplated thereby, (ii) claims against Borrower or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases (notwithstanding the foregoing, Lender agrees that Borrower shall only be required to obtain Landlord Waiver and Consents, Warehouse Waiver and Consents or other similar agreements, with respect to a certain leased location or Person if Inventory at such leased location or in possession of such Persons is included in the calculation of Revolving Availability).

(e) **Operating Budget**. Borrower shall furnish to Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter not less than thirty (30) calendar days prior to the commencement of such fiscal year, month by month projected operating budgets, annual projections, profit and loss statements and balance sheets of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), which shall be consistent with the format and presentation set forth on Annex III attached hereto.

(f) **Compliance Certificates**. Borrower shall deliver (i) with each Annual Financial Statement delivered pursuant to Section 6.1(a), and (ii) as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter, a certificate of its chief financial officer, chief executive officer or President (or, in the absence of any of the above, an executive officer acceptable to Lender in its Permitted Discretion) in substantially the form of Exhibit B hereto (a "**Compliance Certificate**") stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of Borrower, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) Borrower is in compliance with all financial covenants attached as Annex I hereto. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to Lender,

and shall be certified by a certified public accountant acceptable to Lender, in its Permitted Discretion (which shall include Sarah Thompson, CPA).

6.2 Payment of Obligations

Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations.

6.3 Conduct of Business and Maintenance of Existence and Assets

(a) Borrower shall (i) conduct its business in accordance with good business practices customary to the industry, (ii) engage principally in the same or similar lines of business substantially as heretofore conducted, (iii) collect its Accounts in the ordinary course of business, (iv) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents and otherwise as determined by Borrower using commercially reasonable business judgment), (v) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, as determined by Borrower using commercially reasonable business judgment, (vi) maintain and keep in full force and effect its existence and all material Permits and qualifications to do business and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Permits or qualification could reasonably be likely to have a Material Adverse Effect; and (vii) remain in good standing and maintain operations in all jurisdictions in which currently located.

6.4 Compliance with Legal and Other Obligations

Borrower shall (i) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations unless failure to comply therewith could not reasonably be likely to have a Material Adverse Effect; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform could not reasonably be expected to have a Material Adverse Effect, and (iv) maintain and comply with all Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business.

6.5 Insurance

Borrower shall (i) keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or owning similar assets or properties and at least the minimum amount required by applicable law, and (ii) maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (iii) maintain insurance under all applicable workers' compensation laws; all of the foregoing insurance policies to (A) be satisfactory in form and substance to Lender in its Permitted Discretion, (B) name Lender as loss payee and/or additional insured thereunder, as applicable, and (C) expressly provide that they cannot be altered, amended, modified or canceled without thirty (30) Business

Days prior written notice to Lender and that they inure to the benefit of Lender notwithstanding any action or omission or negligence of or by Borrower or any insured thereunder.

6.6 True Books

Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7 Inspections; Periodic Audits and Reappraisals

(a) Borrower shall permit Lender and the representatives of Lender, including but in no way limited to a third party field examination firm, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine or audit all of its books of account, records, reports and other papers, (ii) make copies and extracts therefrom, (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), and (iv) conduct physical counts and cost verification of Borrower's Inventory from time to time as Lender shall request. Such field examinations shall be at the expense of Borrower subject to the limitations set forth in Section 6.7(b) below.

(b) So long as no Default or Event of Default exists or has occurred in the prior six (6) months, Lender agrees to limit the number of field examinations to be conducted at Borrower's expense to (i) one per fiscal year if outstanding borrowings under the Revolving Facility have not exceeded One Million Dollars ($1,000,000) on one hundred twenty (120) calendar days, consecutively or inconsecutively, during the preceding twelve (12) months, and (ii) two per fiscal year if outstanding borrowings under the Revolving Facility have exceeded or equaled One Million Dollars ($1,000,000) on one hundred twenty (120) calendar days, consecutively or inconsecutively, at any time during the preceding twelve (12) months. Field examination fees payable by Borrower under this Section 6.7 shall be limited to Five Hundred Dollars ($500) per day per examiner, plus actual out-of-pocket expenses.

6.8 Further Assurances; Post Closing

At Borrower's cost and expense, Borrower shall (i) take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Lender may request with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, and (ii) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8.

6.9 Payment of Indebtedness

Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when

the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Lender may deem proper and necessary in its Permitted Discretion shall have been made.

6.10 Lien Searches

If Liens other than Permitted Liens exist, Borrower immediately shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens.

6.11 Use of Proceeds

Borrower shall use the proceeds from the Credit Facility only for the purposes set forth in the first "WHEREAS" clause of this Agreement.

6.12 Collateral Documents; Security Interest in Collateral

Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise or reasonably requested by Lender to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Lender and Lender's perfected first priority Lien on the Collateral (other than Permitted Liens) (and Borrower irrevocably grants Lender the right, at Lender's option, to file any or all of the foregoing), (ii) immediately upon learning thereof, report to Lender any reclamation, return or repossession of goods in excess of $10,000 (individually or in the aggregate), and (iii) defend the Collateral and Lender's perfected first priority Lien thereon against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to Lender, and pay all reasonable out-of-pocket, third-party costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) in connection with such defense, which may at Lender's discretion be added to the Obligations.

6.13 Taxes and Other Charges

(a) All payments and reimbursements to Lender made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on Lender's net income. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Lender, then the sum payable to Lender shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (i) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (A) subjects Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Lender of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Lender), or (B) imposes on Lender any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder or to reduce

any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Lender in its Permitted Discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall promptly notify Borrower of the event by reason of which Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.13 submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower obtains knowledge thereof, notify Lender in writing of any oral or written communication from the Internal Revenue Service or otherwise with respect to any (i) tax investigations, relating to the Borrower directly, or relating to any consolidated tax return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment, but in each case only if such matter could reasonably be likely to have a Material Adverse Effect.

6.14 Payroll Taxes

Without limiting or being limited by any other provision of any Loan Document, Borrower at all times shall retain and use a Person acceptable to Lender to process, manage and pay its payroll taxes and shall cause to be delivered to Lender within ten (10) calendar days after the end of each calendar month a report of its payroll taxes for the immediately preceding calendar month and evidence of payment thereof.

6.15 Inventory Covenants

With respect to the Inventory, Borrower: (a) shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records (in all material respects) itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefore and daily withdrawals therefrom and additions thereto; (b) shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, which consent shall not be unreasonably denied or delayed, except for disposal or sales of Inventory in the ordinary course of Borrower's business and except to move Inventory directly from one location set forth or permitted herein to another such location; (c) shall produce, use store, ship and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (e) shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (f) shall keep the Inventory in good and marketable condition; and (g) shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

6.16 Maintenance of Cash Management System

Borrower shall maintain a cash management system with Lender, including but not limited to, Lockbox Accounts as set forth herein in Section 2.5, a collections account and a disbursing account. Borrower shall maintain all of its depository accounts with Lender.

6.17 Environmental Laws

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain, maintain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain, maintain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

VII. NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement:

7.1 Financial Covenants

Borrower shall not violate the financial covenants set forth on Annex I to this Agreement, which is incorporated herein and made a part hereof.

7.2 Permitted Indebtedness

Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "**Permitted Indebtedness**"): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2 together with refinancing on commercially reasonable terms thereof, (iii) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount of such Capitalized Lease Obligations and purchase money indebtedness outstanding at any time shall not exceed $250,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights pursuant to a subordination agreement in form and substance satisfactory to Lender in its Permitted Discretion; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 60 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower's independent accountants shall have been reserved; (vi) taxes, assessments, or other governmental charges that are not delinquent or unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower's independent accountants shall have been reserved; (vii) liabilities arising from reserves and accruals required by GAAP that do not reflect liquidated and mature obligations to third parties, including, without limitation, current deferred income taxes; (viii) indorsement of negotiable items for collection in the ordinary course of business; and (ix) unsecured borrowings incurred in the ordinary course of business and not exceeding $250,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender's rights pursuant to a subordination agreement in form and substance satisfactory to Lender in its

Permitted Discretion. Borrower shall not make prepayments on any existing or future Indebtedness to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

7.3 Permitted Liens

Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, "**Permitted Liens**"): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its Permitted Discretion, (iii) (A) statutory Liens of landlords (provided that, if the location leased by such landlord houses any Inventory included in the calculation of Revolving Availability, such Lien shall be a Permitted Lien only if landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen, mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by Borrower in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by Borrower of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, and (vi) Liens disclosed on Schedule 7.3.

7.4 Investments; New Facilities or Collateral; Subsidiaries

Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or any Collateral that is not located at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall not (i) create, acquire or otherwise own any Subsidiary other than those Subsidiaries, if any, set forth on Schedule 5.3 or (ii) own any capital stock in any Person, unless such Subsidiary or Person has become a party hereto as a Borrower and Borrower shall have caused such Subsidiary or Person to execute and deliver to Lender such documents, including, without limitation, a Joinder Agreement, as Lender may have requested, each in form and substance satisfactory to Lender in its sole discretion.

7.5 Dividends; Redemptions

Borrower shall not (i) declare, pay or make any dividend or Distribution on any shares of capital stock, Equity Interests or other securities or interests other than dividends or Distributions payable in its stock or Equity Interests, of split-ups or reclassifications of its stock, (ii) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock, Equity Interest or other securities or interests or of any options to purchase or acquire any of the foregoing (provided, however, that Borrower may redeem its capital stock or Equity Interests from terminated employees pursuant to, but only to the extent required under the terms of the related employment agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (iii) otherwise make any payments or Distributions to any stockholder, member, partner or other equity owner in such Person's capacity as such, or (iv) make any payment of any management or service fee; provided, however, so long as no Default or Event of Default shall have occurred and be continuing Borrower may make (i) tax distributions to Guarantor on account of tax liabilities of Guarantor attributable to operations of Borrower and its Subsidiaries, (ii) quarterly payments to Guarantor for reasonable allocation of corporate overhead of Guarantor in amounts consistent with the ordinary and historic course of Borrower's business, and (iii) other distributions of profits to Guarantor so long as such distribution shall not cause or be reasonably likely to cause a breach by Borrower of its financial covenants under this Agreement or any other Event of Default.

7.6 Transactions with Affiliates

(a) Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates other than: (i) salary, bonus, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment, (ii) Distributions and dividends permitted pursuant to Section 7.5, (iii) transactions with Lender or any Affiliate of Lender, (iv) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power; provided, that notwithstanding the foregoing Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $50,000 without the prior written consent of Lender.

7.7 Charter Documents; Fiscal Year; Name; Jurisdiction of Organization; Dissolution; Use of Proceeds

Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents in a manner that would be adverse to Lender, (ii) change its fiscal year unless Borrower demonstrates to Lender's satisfaction compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to Lender of appropriate interim and annual pro forma, historical and current compliance certificates for such periods and such other information as Lender may reasonably request, (iii) without at least 20 days prior written notice to Lender, change its name or change its jurisdiction of organization; (iv) amend, alter or suspend or terminate or make provisional in any material way, any Permit without the prior written consent of Lender, which consent shall not be unreasonably withheld, (v) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings

seeking or that would result in any of the foregoing, or (vi) use any proceeds of any Advance for "purchasing" or "carrying" "margin stock" as defined in Regulations U, T or X of the Board of Governors of the Federal Reserve System.

7.8 Truth of Statements

Borrower shall not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.9 [INTENTIONALLY OMITTED]

7.10 Transfer of Assets

Notwithstanding any other provision of this Agreement or any other Loan Document, Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, except that:

(a) Borrower may lease (as lessee) real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement), provided that a Landlord Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any lease of real or other property, as applicable (notwithstanding the foregoing, Lender agrees that Borrower shall only be required to obtain Landlord Waiver and Consents with respect to a certain leased location if Inventory at such leased location is included in the calculation of Revolving Availability);

(b) Borrower may arrange for warehousing, fulfillment or storage of Inventory at locations not owned or leased by Borrower in each case in the ordinary course of business, provided that a Warehouse Waiver and Consent and such other consents as are required by Lender are signed and delivered to Lender with respect to any such location (notwithstanding the foregoing, Lender agrees that Borrower shall only be required to obtain Warehouse Waiver and Consents with respect to a certain leased location if Inventory at such location is included in the calculation of Revolving Availability);

(c) Borrower may license or sublicense Intellectual Property or customer lists from third parties in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business or other operations of Borrower and that Borrower's rights, title and/or interest in or to such Intellectual Property and customer lists and interests therein are pledged to Lender as further security for the Obligations and included as part of the Collateral;

(d) Borrower may consummate such other sales or dispositions of property or assets (including any sale or transfer or disposition of all or any part of its assets and thereupon and within one year thereafter rent or lease the assets so sold or transferred) only to the extent prior written notice has been given to Lender and to the extent Lender has given its prior written consent thereto, subject in each case to such conditions as may be set forth in such consent;

(e) Borrower may sell vehicles from time to time; and

(f) Borrower may transfer equipment, including any Brazil Equipment, not to exceed $350,000, as determined by the Equipment Appraisal, to Foreign Subsidiaries and Affiliates.

VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an "**Event of Default**:"

(a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b) any representation, statement or warranty made or deemed made by Borrower in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

(c) Borrower or other party thereto other than Lender shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Loan Document and such violation, breach, default or failure shall not be cured within the applicable period, if any, set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1(a), 6.2, 6.3, 6.5, 6.7, 6.8, 6.9 and 6.11, and 6.15 for which there shall be no cure period), there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any executive officer thereof knew or became aware of such failure, violation, breach or default, but no Advances will be made during the cure period;

(d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected first priority Lien on the Collateral in accordance with the terms thereof (subject to Permitted Liens), or Lender ceases to have a valid perfected first priority security interest in any of the Collateral or any securities pledged to Lender pursuant to the Security Documents (subject to Permitted Liens);

(e) one or more tax assessments, judgments or decrees is rendered against Borrower in an amount in excess of $50,000 individually or $100,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered but no Advances will be made before the judgment is stayed, vacated or discharged;

(f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower in excess of $100,000, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of its properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $100,000 was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, or (z) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument between Borrower and Lender or any Affiliate of Lender (other than the Loan Documents), or (ii) any Indebtedness of Borrower in excess of $100,000 is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any

obligation of Borrower for the payment of Indebtedness (other than the Obligations) in excess of $100,000 is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable;

(g) Borrower shall (i) be unable to pay its debts generally as they become due, (ii) have total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) that exceed its assets, at a Fair Valuation, (iii) have an unreasonably small capital base with which to engage in its anticipated business, (iv) file a petition under any insolvency statute, (v) make a general assignment for the benefit of its creditors, (vi) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vii) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or the whole or any substantial part of Borrower's properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or of the whole or any substantial part of Borrower's properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute and either (A) any such proceeding or petition is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) Borrower takes any action to indicate its approval of or consent to any such proceeding or petition, but no Advances will be made before any such order, judgment or decree described above is stayed, vacated or discharged, any such petition described above is dismissed, or any such custody or control described above is relinquished;

(i) (i) any Change of Control occurs or any agreement or commitment to cause or that may result in any such Change of Control (except for an agreement or commitment that would result in the payment in full in cash of all Obligations prior to or concurrently with such Change of Control) is entered into, (ii) any Material Adverse Effect, or Material Adverse Change occurs or is reasonably expected to occur, or (iii) Borrower ceases a material portion of its business operations as currently conducted;

(j) Lender receives any indication or evidence that Borrower may have directly or indirectly been engaged in any type of activity which, in Lender's reasonable judgment, might result in forfeiture of any property to any Governmental Authority which shall have continued unremedied for a period of ten (10) calendar days after written notice from Lender (but no Advances will be made before any such activity ceases);

(k) a default, including without limitation, any Event of Default, occurs under any other Loan Document (subject to any applicable notice and cure rights);

(l) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $50,000 in the aggregate;

(m) Borrower or any of its directors or senior officers is criminally indicted or convicted under any law that could lead to a forfeiture of any Collateral;

(n) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower or any of its property or assets in excess of $50,000; or

(o) Borrower does, or enters into or becomes a party to any agreement or commitment to do, or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and in any such event, notwithstanding any other provision of any Loan Document, Lender may, without notice or demand, do any of the following: (i) terminate its obligations to make Advances hereunder, whereupon the same shall immediately terminate and (ii) elect all or any of the Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g), (h) or (i)(iii), in which event all of the foregoing shall automatically and without further act by Lender be due and payable, provided that, with respect to non-material breaches or violations that constitute Events of Default under clause (ii) of Section 8(d), there shall be a three (3) Business Day cure period (but no Advances will be made during any such cure period) commencing from the earlier of (A) Receipt by Borrower of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which Borrower or any executive officer thereof knew or became aware of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

IX. RIGHTS AND REMEDIES AFTER DEFAULT

9.1 Rights and Remedies

(a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action, (vii) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Lender, in its sole discretion, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the

Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.

(b) Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Lender may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral. Lender, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2 Application of Proceeds

In addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority:

(i) to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower's business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Lender may be required or may elect to pay, if any, in its Permitted Discretion, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Lender may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, reasonable, out-of-pocket search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith);

(ii) to the payment of all Obligations as provided herein;

(iii) to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefore is received before distribution of the proceeds is completed, provided, that, if requested by Lender, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Lender need not address its claims; and

(iv) to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

9.3 Rights of Lender to Appoint Receiver

Without limiting and in addition to any other rights, options and remedies Lender has under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an

Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Lender to enforce its rights and remedies in order to manage, protect, preserve, sell or dispose the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4 Rights and Remedies not Exclusive

Lender shall have the right in its sole discretion to determine which rights, Liens and/or remedies Lender may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lender's rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Lender described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Lender otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X. WAIVERS AND JUDICIAL PROCEEDINGS

10.1 Waivers

Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Lender to obtain an order of court recognizing the assignment of, or Lien of Lender in and to, any Collateral. With respect to any action hereunder, Lender conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized on Borrower's behalf, whether or not such person is listed on the incumbency certificate delivered pursuant to Section 4.1 hereof. In each such case, Borrower hereby waives the right to dispute Lender's action based upon such request or other communication, absent manifest error.

10.2 Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Lender's part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or affect the liability of Borrower or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances, Lender does not waive any breach of any representation or warranty under any Loan Document, and all of Lender's claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3 Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4 Cooperation in Discovery and Litigation

In any litigation, arbitration or other dispute resolution proceeding relating to any Loan Document, Borrower waives any and all defenses, objections and counterclaims it may have or could interpose with respect to (i) any of its directors, officers, employees or agents being deemed to be employees or managing agents of Borrower for purposes of all applicable law or court rules regarding the production of witnesses by notice for testimony (whether in a deposition, at trial or otherwise), (ii) Lender's counsel examining any such individuals as if under cross-examination and using any discovery deposition of any of them as if it were an evidence deposition, and/or (iii) using all commercially reasonable efforts to produce in any such dispute resolution proceeding, at the time and in the manner requested by Lender, all Persons, documents (whether in tangible, electronic or other form) and/or other things under its control and relating to the dispute.

XI. EFFECTIVE DATE AND TERMINATION

11.1 Termination and Effective Date Thereof

Subject to Lender's right to terminate and cease making Advances upon or after any Event of Default, this Agreement shall continue in full force and effect until the full performance and indefeasible payment in cash of all Obligations, unless terminated sooner as provided in this Section 11.1. Borrower may terminate this Agreement at any time upon not less than ten (10) calendar days' prior written notice to Lender and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such tenth (10th) calendar day after Receipt by Lender of such written notice. All of the Obligations shall be immediately due and payable upon any such termination on the termination date stated in any notice of termination (the "**Termination Date**"); provided that, notwithstanding any other provision of any Loan Document, the Termination Date shall be effective no earlier than the first Business Day of the month following the expiration of the ten (10) calendar days' prior written notice period. Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Lender's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Lender under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Lender shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

11.2 Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making of the Advances and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.3, 3.4, 10.1, 10.3, 11.1, 11.2, 12.4, 12.7 and 12.10 shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII. MISCELLANEOUS

12.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Tennessee without giving effect to its choice of law provisions. Any judicial proceeding against Borrower with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Tennessee. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5 hereof, (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue or convenience, and (v) agrees that this loan was made in Tennessee, that Lender has accepted in Tennessee Loan Documents executed by Borrower and has disbursed Advances under the Loan Documents in Tennessee. Nothing shall affect the right of Lender to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Tennessee. All parties acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

12.2 Successors and Assigns; Participations; New Lenders

The Loan Documents shall inure to the benefit of Lender, Transferees and all future holders of the Loan, any Note, the Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons' other than Lender that are parties thereto and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Lender. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower. Nothing contained in any Loan Document shall be construed as a delegation to Lender of any other Person's duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND RESTATE ANY NOTE, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ANY LOAN DOCUMENT, LOANS, ANY NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, A "**TRANSFEREE**"). Each Transferee shall have all of the rights and benefits with respect to the Loans, Obligations, any Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, and either Lender or any Transferee may be designated as the sole agent to

manage the transactions and obligations contemplated therein; provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee any sum in excess of the sum which Borrower would have been obligated to pay to Lender had such participation not been effected. Notwithstanding any other provision of any Loan Document, Lender may disclose to any Transferee all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

12.3 Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Lender. Any payments with respect to the Obligations received shall be credited and applied in such manner and order as Lender shall decide in its sole discretion.

12.4 Indemnity

Borrower shall indemnify Lender, its Affiliates and its and their respective shareholders, subsidiaries, managers, members, officers, directors, employees, Affiliates, agents, representatives, successors, assigns, accountants, attorneys and advisors (collectively, the "**Indemnified Persons**") from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to any breach of any representation or warranty contained herein or in any Loan Document, or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 12.4, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower's consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its Permitted Discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "**Insured Event**"), Lender agrees not to exercise its right to select counsel to defend the event if that would cause Borrower's insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Lender pursuant to the indemnity set forth in this Section 12.4, then Lender shall promptly pay to Borrower the amount of such recovery. The provisions of this Section 12.4 shall survive the repayment of the Obligations and the termination of this Agreement.

12.5 Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party may hereafter specify in a notice given in the manner required

under this Section 12.5. Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a "**Receipt**"): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6 Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7 Expenses

Borrower shall pay, whether or not the Closing occurs, all reasonable, out-of-pocket, third-party costs and expenses incurred by Lender and/or its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, provided that such fees under this Section 12.7(ii) attributable to the period prior to the Closing Date shall not exceed Fifty Thousand Dollars ($50,000), (iii) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Lender's Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (iv) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Lender's transactions with Borrower, (v) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, and/or (vi) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

12.8 Entire Agreement

This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower and Lender with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower and Lender. No provision of

this Agreement may be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by an agreement in writing signed by Lender and Borrower. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9 Lender Approvals

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is subject of any Loan Document may be granted or withheld by Lender in its Permitted Discretion.

12.10 Confidentiality and Publicity

(a) Except as otherwise required by applicable law, Borrower agrees, and agrees to cause each of its Affiliates, (i) not to transmit or disclose provisions of any Loan Document to any Person (other than to Borrower's advisors and officers on a need-to-know basis) without Lender's prior written consent, (ii) to inform all Persons of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions. Borrower agrees to submit to Lender and Lender reserves the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby. Except as otherwise required by applicable law, Borrower shall not, and shall not permit any of its Affiliates to, use Lender's name (or the name of any of Lender's Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Lender's prior written consent. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Lender.

(b) Borrower hereby agrees that Lender or any Affiliate of Lender may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes and (ii) use Borrower's name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

12.11 Release of Lender

Notwithstanding any other provision of any Loan Document, Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself, its managers, members, directors, officers, employees, stockholders, Affiliates, agents, representatives, accountants, attorneys, successors and assigns and their respective Affiliates (collectively, the "**Releasing Parties**"), hereby fully and completely releases and forever discharges the Indemnified Parties and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Parties, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Parties, the "**Released Parties**"), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that any of the Releasing Parties has against any of the Released Parties as of the date of the Closing. Borrower acknowledges that the foregoing release is a material inducement to Lender's decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Advances.

12.12 Agreement Controls

In the event of any inconsistency between this Agreement and any other Loan Documents, the terms of this Agreement shall control.

12.13 Brazil Joint Venture

(a) Lender acknowledges that Borrower intends to enter into a joint venture as generally described on Schedule 12.13 (the "**Brazil Joint Venture**"). Lender consents to Borrower's entering into the Brazil Joint Venture and related transactions on terms and conditions substantially similar to those described on Schedule 12.13 and to Borrower, subject to the terms of this Agreement, performing its obligations in connection therewith, including, but not limited to, (i) Borrower's use of the proceeds of the Term Facility to refurbish, alter, and/or modify the Equipment described on Schedule 12.13 (the "**Brazil Equipment**"), (ii) Borrower's shipment of the Brazil Equipment to Brazil in connection therewith, (iii) Borrower's formation of any new entities (including any Foreign Subsidiary) in connection therewith, (iv) Borrower's contribution, subject to the limitations of Section 7.10(f) hereof, of the Brazil Equipment to the joint venture or any such new entities in connection therewith, and (v) contribute capital to or make loans to the joint venture or any such new entities in connection therewith so long as such contributions are funded by capital contribution from the Guarantor to the Borrowers.

(b) Notwithstanding the foregoing, except with respect to a Foreign Subsidiary created in connection with the Brazil Joint Venture, Borrower shall not (i) create, acquire or otherwise own any Subsidiary or (ii) own any capital stock in any Person, unless such Subsidiary or Person has become a party hereto as a Borrower and Borrower shall have caused such Subsidiary or Person to execute and deliver to Lender such documents, including, without limitation, a Joinder Agreement, as Lender may have requested, each in form and substance satisfactory to Lender in its sole discretion.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit and Security Agreement as of the date first written above.

BORROWERS:

COPPERWELD BIMETALLICS LLC

By: [signature]
Name: Joseph J. Longever
Its: President

Address for Notices:
Copperweld Bimetallics LLC
254 Cotton Mill Road
Fayetteville, TN 37334
Attention: Kelly Blackwell
Telephone: (931) 433-0418
Fax: (931) 433-0476

with a copy (that shall not constitute notice) to:

Bradley Arant Boult Cummings, LLP
1600 Division Street, Suite 1600
Nashville, TN 37203
Attention: John W. Myers, II
Telephone: (615) 252-2349
Fax: (615) 252-6349

LENDER:

REGIONS BANK

By: [signature]
Name: Daniel Grant
Its: SVP

Address for Notices:
315 Deaderick Street, 4th Floor
Nashville, Tennessee 37237
Attention: Daniel Grant
Telephone: (615) 770-4370
Fax: (615) 748-2812

with a copy (that shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
Attention: Robert R. Campbell, Jr.
Telephone: (615) 244-6380
Fax: (615) 244-6804

SCHEDULES

Schedule 2.4	—	Borrower's Account(s)
Schedule 2.9	—	Commercial Tort Claims
Schedule 5.2	—	Required Consents
Schedule 5.3	—	Capitalization, Organization Chart (including all subsidiaries, authorized/issued capitalization, owners, directors, officers and managers) and Joint Ventures
Schedule 5.4	—	Liens; Real and Personal Property Owned or Leased; Leases
Schedule 5.5	—	Defaults
Schedule 5.6	—	Litigation
Schedule 5.8	—	Taxes
Schedule 5.11	—	Intellectual Property
Schedule 5.15A	—	Existing Indebtedness
Schedule 5.15B	—	Indebtedness Maturing During Term
Schedule 5.16	—	Other Agreements
Schedule 5.17	—	Insurance
Schedule 5.18A	—	Corporate Names
Schedule 5.18B	—	Places of Business
Schedule 5.20	—	Inventory Disclosures
Schedule 6.8	—	Further Assurances/Post Closing
Schedule 7.2	—	Permitted Indebtedness
Schedule 7.3	—	Permitted Liens
Schedule 12.13	—	Brazil Joint Venture

ANNEX I

FINANCIAL COVENANTS

1) **Minimum Tangible Net Worth**

On June 30, 2010 and at the end of each fiscal year thereafter, Borrower's Tangible Net Worth shall not be less than the sum of (i) $18,500,000, and (ii) 50% of Borrower's cumulative positive net income from and after the Closing Date. In no event shall Borrower's Tangible Net Worth decrease below $18,500,000.

2) **Fixed Charge Coverage Ratio**

On September 30, 2010 and at the end of each fiscal quarter thereafter, calculated on a trailing twelve month basis, the Fixed Charge Coverage Ratio shall not be less than 1.30 to 1.00.

ANNEX II

PRICING GRID

The Applicable Margin will be set at Level 2 (as set forth in the below grid) from the Closing Date until the first Adjustment Date, as defined below. Commencing with the receipt of the 2010 year end audit, changes in the Applicable Margin resulting from changes in the Fixed Charge Coverage Ratio shall become effective on the first day of each calendar quarter thereafter based on the Fixed Charge Coverage Ratio reported for the prior calendar quarter (the "**Adjustment Date**"), and shall remain in effect until the next Adjustment Date.

If the Borrower's financial statements for any quarter are not delivered within the time period specified in Section 6.1(a) hereof, then, until such financial statements are delivered, the Fixed Charge Coverage Ratio for the fiscal period that would have been covered thereby shall for the purpose of this definition be deemed to be less than 1.40 to 1.00.

Level	Fixed Charged Coverage Ratio	Margin	Non-use
Level 1	< 1.40	400 bps	50 bps
Level 2	≥ 1.40, but < 1.60	350 bps	37.5 bps
Level 3	≥ 1.60, but < 1.80	300 bps	25 bps
Level 4	≥ 1.80	250 bps	25 bps

ANNEX III

FINANCIAL STATEMENT PRESENTATION

APPENDIX A

DEFINITIONS

"Accounts" shall mean all "accounts" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

"Account Debtor" shall mean any Person who is obligated under an Account.

"Adjustment Date" shall have the meaning given to that term in the Pricing Grid.

"Advance" a borrowing under the Revolving Facility, and the issuance of any Letter of Credit (in the face amount thereof) including without limitation, and any amounts paid by Lender on behalf of Borrower under any Loan Document shall be an Advance for purposes of the Agreement. Any amounts paid by Lender on behalf of Borrower under any Loan Document shall initially be a Revolving Advance for purposes of the Agreement so long as there is Revolving Availability.

"Affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of five percent (5%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise. "Affiliate" shall include any Subsidiary.

"Annual Financial Statement" shall have the meaning given such term in Section 6.1(a).

"Applicable Margin" shall be determined according to the Pricing Grid.

"Applicable Non-use Basis Points" shall be determined according to the Pricing Grid.

"Applicable Rate" shall mean the interest rates applicable from time to time to Advances under the Agreement.

"Availability" shall mean the sum of Revolving Availability.

"Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A.

"Borrowing Date" shall have the meaning given such term in Section 2.4.

"Brazil Equipment" shall have the meaning given such term in Section 12.13.

"Brazil Joint Venture" shall have the meaning given such term in Section 12.13.

"Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Lender is closed.

"Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.

"Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

"Change of Control" shall mean, with respect to Borrower, the occurrence of any of the following: (i) a merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of transactions in which its stockholders, managers, partners or interest holders immediately prior to such transaction or series of transactions receive, in exchange for the Equity Interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 25% or more of its Equity Interests immediately prior to such transaction or series of transactions hold less than 25% of the Equity Interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of its assets, or (iii) the initial public offering of its Equity Interests.

"Charter and Good Standing Documents" shall mean, for applicable Person (i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date satisfactory to Lender before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person, (ii) a copy of the bylaws or similar organizational documents certified as of a date satisfactory to Lender before the Closing Date by the corporate secretary or assistant secretary of such Person, (iii) an original certificate of good standing as of a date acceptable to Lender issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Person and of every other jurisdiction in which such Person has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, certified by an authorized officer of such Person as of the Closing Date.

"Closing" shall mean the satisfaction, or written waiver by Lender, of all of the conditions precedent set forth in the Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

"Closing Date" shall mean the date of this Agreement.

"Collateral" shall have the meaning given such term in Section 2.9.

"Collateral Patent, Trademark and Copyright Assignment" shall mean any patent, trademark, or copyright assignment or acknowledgement executed by and between Borrower and Lender, as such may be modified, amended or supplemented from time to time.

"Concentration Account" shall have the meaning given such term in Section 2.5.

"Credit Facility" shall mean the Revolving Facility and the Term Facility.

"Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

"Deed of Trust" shall mean that certain Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing executed as of the Closing Date by Borrower to Robert R. Campbell, Jr., Trustee for the benefit of Lender, encumbering Borrower's leasehold interest in certain real and personal property in Lincoln County, Tennessee.

"Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

"Dilution Items" shall have the meaning given such term in Section 2.1(b).

"Distribution" shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

"EBITDA" means the sum of (i) net income, plus (ii) interest expense, plus (iii) taxes, plus (iv) depreciation, plus (v) amortization, all as determined in accordance with GAAP.

"Eligible Foreign Receivable" shall mean an Account which (i) would otherwise qualify as an Eligible Receivable, except that it arose from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States, and (ii) is supported by Borrower's foreign credit insurance or a guarantee of the Export-Import Bank of the United States, on terms acceptable to Lender;

"Eligible Inventory" shall mean Borrower's raw material Inventory and saleable Inventory consisting of finished goods, which Inventory is saleable in the ordinary course of Borrower's business and which Lender, in its Permitted Discretion, deems Eligible Inventory unless one or more of the following applies which would eliminate such items or items of Inventory consisting of finished goods from being considered as Eligible Inventory:

(a) such Inventory is not subject to a valid perfected first priority security interest in favor of the Lender;

(b) any consent, license, approval or authorization required to be obtained by Borrower in connection with the granting of a security interest under the Security Documents or in connection with the manufacture or sale of such Inventory has not been or was not duly obtained and is not in full force and effect;

(c) any covenant, representation or warranty contained in this Agreement or in any other Loan Document with respect to such Inventory has been breached and remains uncured;

(d) such Inventory is not owned by Borrower;

(e) such Inventory does not comply, or was not manufactured in compliance, in all material respects, with all applicable requirements of all statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, of any Governmental Authority, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments;

(f) such Inventory does not, or at the time of its purchase from the vendor did not, constitute "inventory" under Article 9 of the UCC as then in effect in the jurisdiction whose law governs perfection of the security interest;

(g) the Person for whose account such Inventory is being or was produced has commenced a voluntary case under any federal bankruptcy or state or federal insolvency laws or has made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in respect of such Person in an involuntary case under any federal bankruptcy or state or federal insolvency laws, or if any other petition or application for relief under any federal bankruptcy or state or federal insolvency laws has been filed against such Person, or if such Person has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(h) the transfer of Inventory to Borrower by vendor, supplier or other Person did not constitute a valid sale and transfer to Borrower of all right, title and interest of such Person in the inventory enforceable against all creditors of and purchasers from such person;

(i) (A) Borrower is not the sole owner of all right, title and interest in and to such Inventory or (B) Borrower does not have a valid ownership interest therein free and clear of all Liens other than Liens granted under the Loan Documents;

(j) such Inventory is not in good working order or is damaged;

(k) Inventory that is not located at a location which is owned by Borrower or subject to a Landlord Waiver and Consent or Warehouse Waiver and Consent;

(l) such Inventory consists only of packing materials, displays, supplies, parts or other components or is returned, rejected, repossessed or discontinued product or Inventory;

(m) such Inventory is subject to a bona fide dispute or is or has been classified as counterfeit or fraudulent;

(n) such Inventory has been sold, assigned, or otherwise encumbered by Borrower except pursuant to the Loan Documents;

(o) [intentionally omitted];

(p) such Inventory consists of equipment that Borrower offers for rental or that is being rented from the Borrower or equipment borrowed by Borrower or given to Borrower to serve as demonstration equipment;

(q) such Inventory constitutes custom Inventory, private-label Inventory, work-in-process, obsolete, excess, finished goods Inventory which has not been sold in at least 365 days or otherwise determined by Lender in its Permitted Discretion to be slow-moving Inventory, or unmerchantable Inventory, Inventory allocated to current warranty assignments, Inventory that consists of spare parts or Inventory subject to a quality assurance hold;

(r) such Inventory is in transit;

(s) such Inventory is (i) not in Borrower's possession and control or (ii) outside the continental United States;

(t) [intentionally omitted];

(u) unbilled installation costs of Inventory; or

(v) Such Inventory is or has been utilized as demonstration models.

"Eligible Receivables" shall mean each Account arising in the ordinary course of Borrower's business from the sale of goods or rendering of services which Lender, in its Permitted Discretion, deems an Eligible Receivable unless:

(a) it remains unpaid (i) 90 days from the invoice date, or (ii) 60 days after the due date;

(b) it is not subject to a valid perfected first priority security interest in favor of Lender, subject to no other Lien;

(c) it has not been billed or is not evidenced by an invoice, statement or other documentary evidence satisfactory to Lender;

(d) it or any portion thereof (in which case only such portion shall not be an Eligible Receivable) is payable by a beneficiary, recipient or subscriber individually and not directly by an Account Debtor;

(e) it arises out of services rendered or a sale made to, or out of any other transaction between Borrower or any of its Subsidiaries and, one or more Affiliates of Borrower or any of its Subsidiaries;

(f) with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, if more than 25% of the aggregate balance of all such Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) 90 days from invoice date or (ii) 60 days from original due date;

(g) [intentionally omitted];

(h) with respect to all Accounts owed by (i) any particular Account Debtor and/or its Affiliates, if such Accounts exceed 20% of the net collectible dollar value of all Eligible

Receivables at any one time (which percentage may, in Lender's Permitted Discretion, be increased or decreased based on the then-current credit standing of such Account Debtor), (ii) except if such Account Debtor shall be Times Fiber (Amphenhol Corp) or AFL Telecommunications, Inc., such amount under this clause (i) shall be permitted to be up to 30% (which percentage may, in Lender's Permitted Discretion, be increased or decreased based on the then-current credit standing of such Account Debtor);

(i) any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(j) the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(k) it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or that have their principal place of business or chief executive offices outside the continental United States;

(l) it represents the sale of goods or rendering of services to an Account Debtor on a bill and hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment;

(m) the applicable Account Debtor for such Account is any Governmental Authority, unless rights to payment of such Account have been assigned to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise only if all applicable statutes or regulations respecting the assignment of Government Accounts have been complied with;

(n) it is subject to any offset, credit (including any resource or other income credit or offset) deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason, provided, that if the amount subject to such offset, credit, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute, counterclaim or contingency is less than ten percent (10%) of the total amount of such Account, then only the amount subject to such offset, credit, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute, counterclaim or contingency shall not be an Eligible Receivable;

(o) there is any agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Receivable;

(p) any return, rejection or repossession of goods or services related to it has occurred;

(q) it is not payable to Borrower;

(r) Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(s) with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(t) with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law;

(u) consists of a finance charge; or

(v) it is a progress billing.

"Environmental Laws" shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Materials of Environmental Concern, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

"Environmental Permits": any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

"Equipment Appraisal" shall mean an appraisal of the machinery and equipment of Borrower, which appraisal shall be conducted by Lender or a third-party acceptable to Lender, according to methods satisfactory to Lender, and the results of which shall be satisfactory to Lender, all in Lender's Permitted Discretion.

"Equipment Value" shall mean the net orderly liquidation value of the machinery and equipment of Borrower as determined pursuant to the Equipment Appraisal.

"Equity Interests" shall mean the interest of a shareholder in a corporation, a partner (whether a general or limited partner) in a partnership (whether general, limited or limited liability), member in a limited liability company or any other ownership interest in any entity.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"Event of Default" shall mean the occurrence of any event set forth in Article VIII.

"Facility Cap" shall mean the lesser of (i) Nine Million Dollars ($9,000,000), [or (ii) the sum of (A) the Revolving Facility Cap, plus (B) the amount of the Term Facility as determined according to Section 2.1(b).

"Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time

through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

"Fixed Charge Coverage Ratio" shall mean the ratio of (a) the sum of (i) EBITDA, plus (ii) any non-cash losses, less (iii) any non-cash gains, less (iv) cash taxes paid, less (v) twenty-five percent (25%) of depreciation expense, less (vi) any permitted dividends and distributions, to (b) the sum of (i) cash interest paid, plus (ii) the scheduled principal amortization payments paid on the Term Facility.

"Foreign Subsidiary" shall mean any Subsidiary that was not organized under the laws of the United States or any state thereof.

"Foreign Subsidiary Limitations" shall mean for Equity Interest issued by a Foreign Subsidiary, to the extent Borrower demonstrates, to Lender's reasonable satisfaction, that a pledge of one hundred percent (100%) of such equity interests would result in material and adverse tax consequences to Borrower and/or its Affiliates, to be determined in Lender's Permitted Discretion, Borrower shall instead pledge to Lender sixty-five percent (65%) of Borrower's Equity Interest in such Foreign Subsidiary.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

"Government Account" shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

"Government Contract" shall be defined to mean all contracts with the United States Government or with any agency thereof, and all amendments thereto.

"Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

"Guarantor" shall mean Fushi Copperweld, Inc.

"Guaranties" shall mean any and all guaranties executed in connection with this Agreement.

"Hedging Agreement" shall mean and include any interest rate swap (including, without limitation, any existing or future swap agreement as defined in 11 U.S.C. § 101, as in effect from time to time), cap or collar agreements, interest rate future or option contracts, commodity agreements, or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

"Indebtedness" of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or

indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

"Indemnified Person" shall have the meaning given such term in Section 12.4.

"Initial Advance" shall have the meaning given such term in Section 4.1.

"Insurance Requirements" shall mean all material terms of any insurance policy required pursuant to this Agreement or any Security Document and all material regulations and then current standards applicable to or affecting any Real Property or any part thereof or any use or condition thereof, which may, at any time, be recommended by the Board of Fire Underwriters, if any, having jurisdiction over any Real Property, or any other body exercising similar functions.

"Insured Event" shall have the meaning given such term in Section 12.4.

"Intellectual Property" shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Inventory" shall mean all "inventory" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

"Joinder Agreement" shall mean a joinder agreement in form and substance satisfactory to Lender whereby a Person shall be joined as a Borrower under this Agreement.

"Landlord Waiver and Consent" shall mean a waiver/consent in form and substance satisfactory to Lender from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Lender access to such Collateral, in each case as such may be modified, amended or supplemented from time to time (notwithstanding the foregoing, Lender agrees that Borrower shall only be required to obtain a Landlord Waiver and Consent with respect to a certain leased location if Inventory at such leased location is included in the calculation of Revolving Availability).

"Letters of Credit" shall have the meaning given such term in Section 2.13.

"LIBOR Rate" shall mean, with respect to the applicable interest period, that rate for deposits in U.S. Dollars determined on a daily basis equal to the 30 day rate of interest appearing on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting service used by Lender, in its discretion, at the time such rate is determined) as the 30 day London interbank offered rate at approximately 11:00 a.m. (London, England time) on the day that is two LIBOR Business Days preceding the first day of such applicable interest period (or if not so reported, then as determined by the Lender from another

recognized source or from one or more interbank quotations, in Lender's discretion). As used in this definition, the term "LIBOR Business Day" means a day on which the office of Lender at which payments under the terms of this Agreement are to be made is open for business and on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

"Lien" shall mean any mortgage, pledge, security interest, encumbrance, restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

"Loan" or "Loans" shall mean, individually and collectively, the Term Facility and all Advances under the Revolving Facility.

"Loan Documents" shall mean, collectively and each individually, the Agreement, the Notes, the Security Documents, the Guaranties, the Stock Pledge Agreements, the Lockbox Agreements, the Uniform Commercial Code Financing Statements, the Landlord Waiver and Consents, the Borrowing Certificates, and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loans, as the same may be amended, modified or supplemented from time to time.

"Lockbox Accounts" shall have the meaning given such term in Section 2.5.

"Lockbox Agreement" shall have the meaning given such term in Section 2.5.

"Material Adverse Effect" or "Material Adverse Change" shall mean, in Lender's Discretion, any event, condition or circumstance or set of events, conditions or circumstances or any change(s) which (i) has, had or would reasonably be likely to have any material adverse effect upon or change in the validity or enforceability of any Loan Document, (ii) has been or would reasonably be likely to be material and adverse to the value of the Collateral, to the priority of the Lender's security interest in the Collateral, or to the business, operations, prospects, properties, assets, liabilities or condition of Borrower, or (iii) has materially impaired or would reasonably be likely to materially impair the ability of Borrower to pay any portion of the Obligations or to otherwise perform the Obligations or to consummate the transactions under the Loan Documents executed by Borrower.

"Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such waste material or substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to an Environmental Permit or could give rise to liability under any Environmental Law.

"Maturity Date" shall have the meaning assigned to such term in Section 2.2.

"Motor Vehicle" means each motor vehicle subject to a certificate-of-title statute that provides for a security interest to be indicated on the certificate that (i) is owned by Borrower on the Closing Date or (ii) is purchased or acquired by Borrower after the Closing Date so long as all such motor vehicles purchased or acquired after the Closing Date have an aggregate fair market value of less than $100,000. If at any point without Lender's prior written consent the aggregate fair market value of motor vehicles purchased or acquired by Borrower after the Closing Date exceeds $100,000, Lender, in its sole discretion, may remove any motor vehicle from the definition of "Motor Vehicles" and such motor vehicle shall constitute Collateral under this Agreement.

"Note" or "Notes" shall mean Notes issued pursuant to Section 2.12.

"Obligations" shall mean all present and future obligations, Indebtedness and liabilities of Borrower to Lender at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, including, without limitation, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lender on behalf of or for the benefit of Borrower for any reason at any time, and all obligations of Borrower to Lender under any Hedging Agreement, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against Borrower.

"Payment Office" shall mean initially the address set forth beneath Lender's name on the signature page of the Agreement, and thereafter, such other office of Lender, if any, which it may designate by notice to Borrower to be the Payment Office.

"Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals, certificates of need, provider numbers and other rights; including but not limited to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable law.

"Permitted Discretion" shall mean a determination or judgment made by Lender in good faith in the exercise of reasonable (from the perspective of a secured lender) business judgment.

"Permitted Indebtedness" shall have the meaning given such term in Section 7.2.

"Permitted Liens" shall have the meaning given such term in Section 7.3.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Pricing Grid" shall mean the pricing grid attached hereto as Annex II.

"Real Property" shall mean all real property in which Borrower has an interest, including, without limitation, the real property that is encumbered by the Deed of Trust.

"Real Estate Appraisal" shall mean an appraisal of the owner occupied real estate of Borrower, including but not limited to the Real Property, which appraisal shall be conducted by Lender or a third-party acceptable to Lender, according to methods satisfactory to Lender, and the results of which shall be satisfactory to Lender, all in Lender's sole discretion.

"Real Estate Value" shall mean the fair market value of the owner occupied real estate of Borrower, including but not limited to the Real Property, as determined pursuant to the Real Estate Appraisal, as may be adjusted by Lender.

"Receipt" shall have the meaning given such term in Section 12.5.

"Released Parties" shall have the meaning given such term in Section 12.11.

"Releasing Parties" shall have the meaning given such term in Section 12.11.

"Revolving Advance" shall mean an Advance made under the Revolving Facility.

"Revolving Availability" shall meaning given such term in Section 2.1(a).

"Revolving Facility" shall mean the revolving credit facility described in Section 2.1(a).

"Revolving Facility Cap" shall mean $2,500,000.

"Security Documents" shall mean the Notes, this Agreement, Guaranties, Deed of Trust, Stock Pledge Agreements, Collateral, Patent, Trademark, and Copyright Assignment, Lockbox Agreements, Uniform Commercial Code Financing Statements and all other documents or instruments necessary to create or perfect the Liens in the Collateral, as such may be modified, amended or supplemented from time to time.

"Solvency Certificate" shall have the meaning given such term in Section 4.1(d).

"Stock Pledge Agreements" shall mean, collectively and each individually, any ownership interest pledge agreements by and between Borrower and Lender executed in connection with any domestic Subsidiary created after the date hereof or, upon the mutual agreement of Borrower and Lender, a Foreign Subsidiary of Borrower, in each case as such may be modified, amended or supplemented from time to time.

"Subsidiary" shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.

"Taking" shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Real Property or any portion thereof, whether or not the same shall have actually been commenced.

"Tangible Net Worth" means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles (Lender acknowledges that Accounts and Equity Interests are not "like intangibles" and are included for the purposes hereof), and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, all determined in accordance with GAAP, as applicable.

"Term" shall mean the period commencing on the date set forth on the first page hereof and ending on the date that is three (3) years after the Closing Date.

"Term Facility" shall have the meaning given to such term in Section 2.1(b).

"Termination Date" shall have the meaning given such term in Section 11.1.

"Transferee" shall have the meaning given such term in Section 12.2.

"UCC" shall mean the Uniform Commercial Code as in effect in the State of Tennessee from time to time.

"Unused Line Fee" shall have the meaning given such term in Section 3.2.

"Warehouse Waiver and Consent" shall mean a waiver/consent in form and substance satisfactory to Lender from any warehouseman, fulfillment house or other person owning a facility not owned by Borrower at which any Inventory is now or hereafter located for the purpose of providing Lender access to such Inventory, in each case as may be modified, amended or supplemented from time to time (notwithstanding the foregoing, Lender agrees that Borrower shall only be required to obtain a Warehouse Waiver and Consent with respect to a Person if Inventory in possession of such Person is included in the calculation of Revolving Availability).

CREDIT AND SECURITY AGREEMENT

TABLE OF CONTENTS

Page